Exhibit 99.1

SUBSCRIPTION AGREEMENT

The Docs, Inc.

c/o Law Offices of Thomas C. Cook

1980 Festival Plaza Dr., Suite 530

Las Vegas, NV 89135

Attn: Mr. Thomas Cook, Esq., Escrow Agent

Re: Prospectus, dated ______________ 2020

Dear Mr. Cook:

The undersigned investor ("Investor") in this Subscription Agreement ("Agreement") hereby acknowledges receipt of the prospectus ("Prospectus"), dated __________________, 2020 of The Docs, Inc., a Nevada corporation, and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus. The Investor agrees that this Agreement is subject to availability and acceptance by The Docs, Inc.

The Investor hereby subscribes for ____________ shares of The Docs Inc.'s common stock ("Common Stock") at $0.10 per share, for an aggregate purchase price of $____________. Enclosed is the Investor's check made payable to "Thomas C. Cook Client Trust Account," with The Docs, Inc. written on the reference line of the check. The check is to be sent care of Thomas C. Cook, Esq. at the above listed address for the Company.

The Investor hereby acknowledges that Thomas C. Cook Client Trust Account is acting solely as escrow holder in connection with the offering of Common Stock and Mr. Thomas C. Cook, Esq. makes no recommendation with respect to this offering or any person or entity involved in the offering.

Accepted and Agreed:

Signature of Investor	Print Full Name

Street Address	City, State, Zip

Area Code and Telephone Number	Social Security Number

Accepted and Agreed:

The Docs, Inc.

By:_____________________________________

Mark A. Cole

President